Exhibit 99.1

Blueprint Medicines Announces Appointment of Christopher Murray, Ph.D. as Senior Vice President, Technical Operations

CAMBRIDGE, Mass., October 10, 2017 – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced the appointment of Christopher Murray, Ph.D. as Senior Vice President, Technical Operations. Dr. Murray will join the executive management team and be responsible for technical development, manufacturing and supply chain operations.

“We are thrilled to welcome Chris to Blueprint Medicines. Chris has more than two decades of strategic and operational experience in pharmaceutical sciences, and he has successfully led manufacturing operations for multiple product candidates through development, regulatory review and commercial launch,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “As we expand clinical activities for our lead product candidates and develop plans to address potential future commercial supply needs, Chris will lead the effort to strategically enhance our manufacturing capabilities across the portfolio.”

Dr. Murray joins Blueprint Medicines with over 25 years of commercial and clinical manufacturing experience in the biopharmaceutical industry.  Most recently, Dr. Murray served as Vice President, Technical Operations at ARIAD Pharmaceuticals, Inc. (ARIAD) from January 2014 to May 2017.  In this role, Dr. Murray oversaw all aspects of commercial and clinical manufacturing, supply chain and logistics, process development, quality control and analytical chemistry for ARIAD’s approved products and product candidates, including Iclusig® (ponatinib) and Alunbrig® (brigatinib).  From 2004 to December 2013, Dr. Murray held multiple roles of increasing responsibility at ARIAD related to process development, manufacturing and clinical supply.  Prior to joining ARIAD, Dr. Murray served in various positions with Allos Therapeutics, Inc. and Hauser Inc. related to clinical and commercial manufacturing and supply of active pharmaceutical ingredient.  Dr. Murray holds a B.S. from Hope College with a major in chemistry and a Ph.D. in chemistry from the University of Chicago.

“I’m excited to join Blueprint Medicines at this pivotal moment as the company begins to plan for commercial readiness,” said Dr. Murray. “With compelling data sets for two product candidates and a growing pipeline of differentiated assets, Blueprint Medicines has the potential to become the leading developer of highly selective kinase medicines.”

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing four programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the potential to become the leading developer of highly selective kinase medicines and Blueprint Medicines’ strategy, business plans and focus. The words "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including BLU-285, BLU-554 and BLU-667; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; and actions of the U.S. Food and Drug Administration or other regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 with Ventana Medical Systems, Inc. and for BLU-285 with QIAGEN Manchester Limited; and the success of Blueprint Medicines’ cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Securities and Exchange Commission (SEC) on August 2, 2017, and other filings that Blueprint Medicines may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Media and Investor Relations Contacts

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Jim Baker

617-844-8236

JBaker@blueprintmedicines.com